CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-266567 on Form S-6 of our report dated October 7, 2022, relating to the financial statements of FT 10329, comprising Target Dvd. Blend 4Q '22 - Term 1/9/24 (Target Dividend Blend Portfolio, 4th Quarter 2022 Series) and Target High Quality Dvd. 4Q '22 - Term 1/9/24 (Target High Quality Dividend Portfolio, 4th Quarter 2022 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 7, 2022